EXHIBIT 99.1

FOR IMMEDIATE RELEASE

July 14, 2011

Contact Debra Davis: ddavis@conceptoneinc.com

717-759-8357

RIVERVIEW NATIONAL BANK ANNOUNCES NEW SCHUYLKILL COUNTY LOAN

PRODUCTION OFFICE AND NEW ADDITIONS TO SENIOR STAFF

HALIFAX, PA —Riverview National Bank today announces the addition of three new members to their senior staff who will be operating a new Loan Production Office (LPO) in Schuylkill County opening August 1st, 2011.

Located at 57 South Sillyman Street in Cressona, the LPO will be open and accepting business on Monday, August 1.  “We look forward to successfully establishing a significant presence in the Schuylkill County market,” says Kirk Fox, President of Riverview National Bank.  “While other Banks have left this area—in fact—this very location was a former competitor’s full service branch, we are delighted to add such a great group of talented individuals who see this area as a great place to live and work, and we want to support it with our unique style of hometown, community banking.”

The office will be staffed by the following new additions to Riverview’s senior staff:

Brett D. Fulk joins Riverview National Bank as Chief Operating Officer.  Formerly with Susquehanna Bank and CommunityBanks and with 21 years banking experience, Fulk held the positions of Regional Executive, Commercial Sales Manager and most recently, Managing Director of Commercial Services, PA Division.  Fulk graduated from Shippensburg University of PA with a Bachelors Degree in Business Administration.  He is also a graduate of the Bucknell School of Commercial Banking.

Born and raised in Millersburg, Northern Dauphin County, Brett, along with his wife Janelle and their three daughters, has been a resident of Schuylkill County for the past 15 years.  He serves on the Board of Kimmel’s Evangelical Free Church in Orwigsburg, and is past Executive Committee Member and Treasurer of the Schuylkill Economic Development Corporation as well as a current Board Member; a former Board member of the Schuylkill Chamber of Commerce, Schuylkill County Industrial

Development Authority Board Member, Blue Mountain Eagle Foundation and was past Treasurer and Board Member of the Ned Smith Center for Nature and Art. Recently, Brett was appointed by the Schuylkill County Board of Commissioners to serve on the newly formed Schuylkill County Natural Gas Advisory Committee.

“I am very excited to be returning to my community banking roots where common sense and customer service still reign,” says Fulk. “I am confident Riverview National Bank will be a welcome addition to Schuylkill County, providing the much needed return of traditional community banking for residents and businesses by local employees that understand the markets they serve. We are pleased to join the ranks of Riverview National Bank and its operating divisions, Halifax National Bank and First National Bank of Marysville, enabling us to deliver progressive financial products and services to the communities where we live.”

David A. Gery joins Riverview National Bank as Senior Vice President and Commercial Loan Officer.  Previously, Gery was with Susquehanna Bank and CommunityBanks, serving as Vice President, Commercial Relationship Manager, and Senior Vice President, and Commercial Sales Manager.

With over 25 years experience in the financial industry, Gery is a graduate of West Chester University and the Bucknell School of Commercial Lending.  Gery is actively involved in the PA State Police Camp Cadet program, Muscular Dystrophy Association and is a current Board Member and Treasurer of Schuylkill County Vision, past Board Member of Pottsville Area Development Corp., Blue Mountain Basketball Boosters, and Boy Scouts of America Community Campaign Chairman; and a former Board Member of Schuylkill Chamber of Commerce.

David and his wife Sue currently reside in New Ringgold, Schuylkill County.

David L. Mason joins Riverview National Bank as Vice President and Commercial Loan Officer.  Previously, Mason was employed with Susquehanna Bank and CommunityBanks serving as Vice President and Commercial Relationship Manager. He has 21 years of banking experience in the Schuylkill County market.

A graduate of Blue Mountain High School, Millersville University, and Bucknell School of Commercial Lending, Mason is a member of the Schuylkill Chamber of Commerce, a graduate of the Schuylkill Leadership program, Member of Troop L, PA State Police Camp Cadet, Treasurer of Blue Mountain

Wrestling Boosters, Youth Wrestling Program Coordinator for Blue Mountain, and an Officer and Coach with the Blue Mountain Midget Football Program.

David and his wife Tammy along with their two children live in New Ringgold.

The new Loan Production Office is located at 57 South Sillyman Street is Cressona.  Contact Brett Fulk at (570) 205-2998; contact Dave Mason at (570) 205-3088; contact Dave Gery at (570) 205-3069. For more information, visit www.halifaxnationalbank.com or www.fnbmarysville.com

Riverview National Bank operates five branches under the name The First National Bank of Marysville, a division of Riverview National Bank, and four branches under the name Halifax National Bank, a division of Riverview National Bank.  On March 31, 2011, Riverview Financial Corporation had total assets of $275.3 million.

PHOTOS ATTACHED:  Brett Fulk; David Mason; David Gery (as labeled).  Photo of three together from left to right:  David Mason, David Gery, Brett Fulk.

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